Chemung Financial Corporation One Chemung Canal Plaza P.O. Box 1522 Elmira, New York 14902 (607) 737-3711
For Immediate Release: April 24, 2008 - 9:00 a.m.

Chemung Financial Reports 1st Quarter Earnings

Chemung Financial Corporation has reported first quarter 2008 unaudited net income of $2.142 million, a 26.0% increase over year-earlier results of $1.700 million. Earnings per share for the quarter totaled $0.60 as compared with $0.47 a year ago, an increase of 27.7% on approximately 12,000 fewer average shares outstanding.

In a prepared statement released this morning, Ronald M. Bentley, President & CEO, stated:

"The improvement in our first quarter net income compared to the first quarter of last year was in part due to the initial public offering ("IPO") of Visa, Inc. ("Visa") common stock. As a Visa member institution, the Corporation was issued shares in Visa prior to the IPO, a portion of which were redeemed by Visa following the IPO, resulting in a net pre-tax gain of $411 thousand. Additionally, the positive first quarter results included increases in net interest income and other non-interest income, partially offset by higher operating expenses and an increase in the provision for loan losses.

Net interest income of $7.035 million was $916 thousand higher than the first quarter of 2007, with the net interest margin increasing 33 basis points to 3.99%. This improvement was principally the result of three factors: a $56.2 million increase in average loans; a 7 basis point increase in the average yield on earning assets; and a 38 basis point decline in the average cost of interest-bearing liabilities.

A $75 thousand increase in the first quarter provision for loan losses as compared to the first quarter of 2007 reflects management's assessment of the adequacy of the allowance for loan losses based upon a number of factors including an analysis of historical loss factors, collateral evaluations, recent charge-off experience, overall credit quality and loan growth.

Non-interest income rose $924 thousand or 24.3% from $3.803 million to $4.727 million. In addition to the gain noted above related to the Visa IPO, other areas contributing to this increase include higher Trust and Investment Center fee income associated with the acquisition of the trust relationships of Partners Trust Bank in May of 2007 and an increase in service charges, as well as higher revenue from our equity investment in Cephas Capital Partners, LP and increased debit card interchange fee income.

A $980 thousand or 13.3% increase in operating expenses from $7.376 million to $8.356 million resulted principally from higher expenses related to the above mentioned acquisition of the trust relationships of Partners Trust Bank and the branch acquisition on March 14, 2008 of three offices of Manufactures and Traders Trust Company in Broome and Tioga counties.

In this branch acquisition, we acquired nearly $65 million of deposits and approximately $12.6 million in loans. We are excited about the opportunity to expand our presence in these markets, and to bring our brand of community banking to these new clients."

Chemung Financial Corporation, headquartered in Elmira, New York, was incorporated in 1985 as the parent holding company of Chemung Canal Trust Company, a full service community bank with full trust powers, which was established in 1833. Chemung Financial Corporation is also the parent of CFS Group, Inc., a financial services subsidiary offering non-traditional services including mutual funds, annuities, brokerage services and insurance. CFS Group, Inc. was founded in 2001.

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The full text of this press release may be found at www.chemungcanal.com

This press release may include forward-looking statements with respect to revenue sources, growth, market risk, corporate objectives and possible losses due to asset quality. These statements constitute "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Chemung Financial Corporation assumes no duty, and specifically disclaims any obligation to update forward-looking statements, whether as a result of new information, future events or otherwise, and cautions that these statements are subject to risks and uncertainties that could cause the Corporation's actual operating results to differ materially.

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